ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(776) 684-5708	Filed in the office of	Document Number
Website: www.nvsos.gov		20120742690-33
Filing Date and Time
	Ross Miller	10/29/2012 10:00 AM
	Secretary of State	Entity Number
Certificate of Amendment	State of Nevada	E0576592010-0
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Benaco, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

In Section 3, the number of shares the corporation is authorized to issue shall be amended to read as follows:

(see the attached continuation page made a part hereof by reference)

3. The vote by which the stockholders holding shares In the corporation entitling them to exercise a least a majority' of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:           84.38%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Michael Presutti

Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or seriees affected by the amendment regardless to limitaions or restriction on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 8-31-11

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

BENACO, INC.

(Continued)

“The total number of shares of Common Stock that the corporation shall have authority to issue is two hundred twenty-five million (225,000,000) shares, par value $.001 per share. The total number of shares of Preferred Stock that the corporation shall have authority to issue is twenty-five million (25,000,000) shares, par value $.001 per share. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant hereto.